    EXHIBIT 99.4
FOR IMMEDIATE RELEASE

WMS AUTHORIZES $50 MILLION COMMON STOCK REPURCHASE PROGRAM

Waukegan, Illinois, August 7, 2007 - WMS Industries Inc. (NYSE:WMS) announced today that its Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock over the next 24 months.  The new authorization replaces the existing $35-million authorization that expires August 8, 2007, pursuant to which the Company has repurchased 600,000 shares for approximately $10 million at an average price of $16.70 (the share amount and average purchase price have been adjusted to reflect the Company’s 3-for-2 stock split that was effected June 14, 2007).

Purchases may be made from time to time in the open market, through block purchases or in privately negotiated transactions, in accordance with applicable securities laws.  The actual number of shares to be purchased will depend upon market conditions.  All shares purchased will be held in the Company’s treasury for possible future use.  As of June 30, 2007, WMS had approximately 50.0 million shares issued and outstanding.

 “The higher share repurchase authorization provides a flexible complement to the many organic growth investment opportunities in technology, intellectual property and innovation that we see and which are the fundamental building blocks that drive our performance,” said Brian R. Gamache, President and Chief Executive Officer of WMS. “With a strong balance sheet and an expected acceleration in cash flow in the year ahead, reinvesting in WMS’ future through additional share repurchases is consistent with our focus on building long-term sustainable shareholder value.”

Since the inception of the first common stock repurchase program in January 2002 through June 30, 2007, the Company has repurchased 5.4 million shares for $52.5 million at an average price of $9.75.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

For further information, contact:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com
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